EXHIBIT 5. 1


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                     [Letterhead of Thacher Proffitt & Wood]




                                             March 25, 1999



Salomon Smith Barney Inc.
390 Greenwich Street, 4th Floor
New York, New York  10013

                  Opinion:  Underwriting Agreement
                  Salomon Brothers Mortgage Securities VII, Inc.,
                  Floating Rate Mortgage Pass-Through Certificates, Series 1999-AQ1
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Ladies and Gentlemen:

         We have acted as counsel to Salomon Brothers Mortgage Securities VII, Inc. (the "Depositor") in connection with (A) the sale of mortgage loans ("the Mortgage Loans") by Ameriquest Mortgage Company (the "Seller") to Ameriquest Securities L.L.C. ("Ameriquest L.L.C."), pursuant to the Mortgage Loan Sale and Contribution Agreement, dated as of March 1, 1999 (the "Mortgage Loan Sale and Contribution Agreement"), between the Seller and Ameriquest L.L.C., (B) the transfer of the Mortgage Loans by Ameriquest L.L.C. to the Depositor pursuant to the Mortgage Loan Purchase Agreement, dated March 22, 1999 (the "Purchase Agreement"), between the Depositor and Ameriquest L.L.C. and (C) the simultaneous issuance of Floating Rate Mortgage Pass-Through Certificates, designated as Series 1999-AQ1, Class A, Class M-1, Class M-2, Class M-3, Class CE, Class P, Class R-I, Class R-II and Class R-III ( collectively, the "Certificates") evidencing undivided interests in a trust fund consisting primarily of the Mortgage Loans. The Depositor is acquiring the Mortgage Loans pursuant to the Purchase Agreement in exchange for immediately available funds, the Class CE Certificates, the Class P Certificates, the Class R-I Certificates, the Class R-II Certificates and the Class R-III Certificates. The Certificates are being issued pursuant to the Pooling and Servicing Agreement, dated as of March 1, 1999 (the "Pooling and Servicing Agreement"), among the Depositor as depositor, Ameriquest as master servicer (in such capacity, the "Master Servicer") and Norwest Bank Minnesota, National Association as trustee (the "Trustee"). The Depositor is selling the Class A Certificates, Class M-1 Certificates, Class M-2 Certificates, and Class M-3 Certificates to Salomon Smith Barney Inc. (the "Underwriter") pursuant to the Underwriting Agreement, dated March 22, 1999 (the "Underwriting Agreement"), between the Depositor and the Underwriter. Reference is also made to a Custodial Agreement, dated as of March 1, 1999 (the "Custodial


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Agreement"; the Custodial Agreement, the Mortgage Loan Sale and Contribution
Agreement, the Mortgage Loan Purchase Agreement, the Pooling and Servicing Agreement and the Underwriting Agreement, collectively, the "Agreements"), among the Depositor, the Master Servicer, the Trustee and Chase Bank of Texas, N.A., as custodian. Capitalized terms not defined herein have the meanings set forth in the Agreements.

         In rendering this opinion letter, we have examined the documents described above and such other documents as we have deemed necessary including, where we have deemed appropriate, representations or certifications of officers of parties thereto or public officials. In rendering this opinion letter, except for the matters that are specifically addressed in the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies, (ii) the necessary entity formation and continuing existence in the jurisdiction of formation, and the necessary licensing and qualification in all jurisdictions, of all parties to all documents, (iii) the necessary authorization, execution, delivery and enforceability of all documents, and the necessary entity power with respect thereto and (iv) that there is not any other agreement that modifies or supplements the agreements expressed in the documents to which this opinion letter relates and that renders any of the opinions expressed below inconsistent with such documents as so modified or supplemented. In rendering this opinion letter, we have made no inquiry, have conducted no investigation and assume no responsibility with respect to (a) the accuracy of and compliance by the parties thereto with the representations, warranties and covenants contained in any document or (b) the conformity of the underlying assets and related documents to the requirements of the agreements to which this opinion letter relates.

         Our opinions set forth below with respect to the enforceability of any right or obligation under any agreement are subject to (i) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealings and the possible unavailability of specific performance and injunctive relief, regardless of whether considered in a proceeding in equity or at law,
(ii) the effect of certain laws, regulations and judicial or other decisions upon the availability and enforceability of certain covenants, remedies and other provisions, including the remedies of specific performance and self-help and provisions imposing penalties and forfeitures and waiving objections to venue and forum, (iii) bankruptcy, insolvency, receivership, reorganization, liquidation, fraudulent conveyance, moratorium or other similar laws affecting the rights of creditors or secured parties and (iv) public policy considerations underlying the securities laws, to the extent that such public policy considerations limit the enforceability of the provisions of any agreement which purport or are construed to provide indemnification with respect to securities law violations. Wherever we indicate that our opinion with respect to the existence or absence of facts is based on our knowledge, our opinion is based solely on the current actual knowledge of the attorneys in this firm who are involved in the representation of parties to the transactions described herein. In that regard we have conducted no special or independent investigation of factual matters in connection with this opinion letter.

         In rendering this opinion letter, we do not express any opinion concerning any law other than the federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware. We do not express any opinion with respect to the securities laws of any jurisdiction or any other matter not specifically addressed in the opinions expressed below.


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         Based upon and subject to the foregoing, it is our opinion that:

         1. The Pooling and Servicing Agreement, assuming the authorization, execution and delivery thereof by the parties thereto, constitutes a valid and legally binding agreement under the laws of the State of New York, enforceable thereunder against the Depositor in accordance with its terms.

         2. The Class A Certificates, the Class M-1 Certificates, the Class M-2 Certificates and the Class M-3 Certificates, assuming the execution, authentication and delivery in accordance with the Pooling and Servicing Agreement and the delivery thereof and payment therefor in accordance with the Underwriting Agreement, are validly issued and outstanding and are entitled to the benefits of the Pooling and Servicing Agreement.

         3. Assuming compliance with the provisions of the Pooling and Servicing Agreement, for federal income tax purposes, REMIC I, REMIC II and REMIC III will each qualify as a real estate mortgage investment conduit ("REMIC") within the meaning of Sections 860A through 860G (the "REMIC Provisions") of the Internal Revenue Code of 1986, the Class R-I Certificates will constitute the sole class of "residual interests" in REMIC I, the Class R-II Certificates will constitute the sole class of "residual interests" in REMIC II, the Class A Certificates, the Class CE Certificates the Class P Certificates will represent ownership of "regular interests" in REMIC III and will generally be treated as debt instruments of REMIC III and the Class R-III Certificates will constitute the sole class of "residual certificates" in REMIC III, within the meaning of the REMIC Provisions in effect on the date hereof. This opinion confirms and adopts the opinion set forth in the Registration Statement.

         We hereby consent to the filing of this opinion letter as an Exhibit to the Current Report of the Registrant on Form 8-K and to the Registration Statement, to the use of our name in the Prospectus and Prospectus Supplement under the heading "Legal Matters" and to the filing of this opinion letter as an exhibit to any application made by or on behalf of the Registrant or any dealer in connection with the registration or qualification of the Certificates under the securities law of any State of the United States or other jurisdiction, without admitting that we are "persons" within the meaning of Section 7(a) or 11(a)(4) of the 1933 Act, or "experts" within the meaning of Section 11 thereof, with respect to any portion of the Registration Statement.

                                           Very truly yours,

                                           THACHER PROFFITT & WOOD

                                           By  /s/ Thacher Proffitt & Wood
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